Exhibit 99.1

Altavista, VA October 29, 2012- Pinnacle Bankshares Corporation (OTCQB: PPBN), the one-bank holding company (the “Company”) for First National Bank (the “Bank”), reported net income today of $399,000 or $0.26 per basic and diluted share for the quarter ended September 30, 2012, and $1,089,000 or $0.72 per basic and diluted share for the nine months ended September 30, 2012. While net income for the quarter was lower than the net income of $608,000 generated during the same time period for the prior year, year to date net income for nine months was ahead of the $841,000 produced through September 30, 2011.

Profitability as measured by the Company’s annualized return on average assets (“ROA”) was 0.43% for the nine months ended September 30, 2012, which is a 10 basis points increase over the 0.33% generated for the same time period of 2011. Correspondingly, annualized return on average equity (“ROE”) improved 110 basis points to 5.27% for the nine months ended September 30, 2012, as compared to 4.17% for the same time period in 2011.

Aubrey H. Hall, III, President and Chief Executive Officer of both the Company and the Bank, commented, “We are pleased to report that Pinnacle’s net income for the first nine months of 2012 has outpaced last year’s performance for the same time period. Significant improvement in the quality of our loan portfolio combined with a material decline in loan charge-offs has resulted in a lower provision for loan losses, which has driven these results.”

The Company’s net interest income was $8,728,000 for the nine months ended September 30, 2012 compared to $9,010,000 for the same period of 2011. Interest income decreased approximately 6% or $686,000 to $11,724,000 for the nine months ended September 30, 2012, while interest expense was down approximately 12% or $404,000 to $2,996,000 for the nine months ended September 30, 2012. These decreases in interest income and interest expense were attributable to a decline in yields versus volume, as total loans and deposits as of September 30, 2012 have not materially changed compared to the same point in time for the prior year. The larger dollar decline in interest income compared to interest expense has caused net interest margin to decrease eighteen basis points to 3.56% for the first nine months of 2012 compared to the same time period of 2011. Per Mr. Hall, “As loans continue to be refinanced and modified to lower interest rates it is becoming increasingly difficult to maintain our net interest margin. However, we should benefit from a lowering of our cost of funds in the near future due to the re-pricing of some longer term certificates of deposit. Going forward we will attempt to improve our net interest margin by continuing to proactively seek opportunities to book quality loans and prudently invest excess funds, while being mindful of both credit quality and interest rate risk.”

The Company’s provision for loan losses was $809,000 for the first nine months of 2012 compared to $1,691,000 for the first nine months of 2011. For the third quarter of 2012, the provision was $174,000 compared to $309,000 for the same time period of the prior year. The year to date decrease in the provision were mainly due to net loan charge-offs being approximately 20% lower for the nine months ended September 30, 2012 compared to September 30, 2011 as well as the Bank having significantly lower levels of criticized and classified loans. Mr. Hall commented, “Improved asset quality has been the catalyst for improved earnings as pressure on the provision has eased.”

Noninterest income increased $177,000 or 7% to $2,569,000 for the nine months ended September 30, 2012 compared to $2,392,000 for the same time period of 2011. This increase in noninterest income was primarily driven by a 57% increase in fees on sales of mortgage loans as the low interest rate environment continues to stimulate origination activity. This increase was partially offset by a decline in commissions and fees from investment and insurance sales.

Noninterest expense increased $380,000 or approximately 4% to $8,873,000 for the nine months ended September 30, 2012 compared to $8,493,000 for the same period of 2011. The main factors contributing to the increase have been losses associated with the sale of real estate acquired through foreclosures as well as higher advertising expenses, both of which have been partially offset by a decrease in federal deposit insurance premiums.

Total assets as of September 30, 2012 were $346,884,000, up $4,400,000 from $342,484,000 as of December 31, 2011. The principal components of the Company’s assets as of September 30, 2012 were $265,524,000 in net loans, $41,770,000 in cash and cash equivalents and $25,812,000 in securities. During the nine-month period ended September 30, 2012, net loans decreased less than 1% or $1,599,000 from $267,123,000 as of December 31, 2011. Also during the nine-month period ended September 30, 2012, securities increased approximately 4% or $1,043,000 and cash and cash equivalents increased approximately 11% or $4,223,000 from December 31, 2011.

Total liabilities as of September 30, 2012 were $318,695,000, up $3,158,000 or approximately 1% from $315,537,000 as of December 31, 2011. Deposits were up $3,354,000, primarily as a result of a $5,231,000 or approximately 16% increase in demand deposits and a $4,327,000 or approximately 3% increase in savings and NOW accounts. These increases were partially offset by a $6,204,000 or approximately 4% decrease in time deposits from December 31, 2011. The decrease in time deposits was a result of the Bank’s increased focus on attracting more core deposit relationships in an effort to decrease time deposit dependency.

Total stockholders’ equity as of September 30, 2012 was $28,189,000 representing an average equity to assets ratio of 8.08%. In comparison, total stockholders’ equity was $26,947,000 as of December 31, 2011. The Bank continues to be well capitalized by all regulatory standards and has not received any TARP funding.

The allowance for loan losses was $3,503,000 as of September 30, 2012, representing 1.30% of total loans outstanding compared to an allowance for loan losses of $4,015,000 as of December 31, 2011 representing 1.48% of total loans outstanding. The decline in the allowance is a direct result of improved loan quality.

Nonperforming assets (including nonaccrual loans, accruing loans more than 90 days past due and foreclosed assets) totaled $6,502,000, or 1.87% of total assets, as of September 30, 2012, compared to $5,356,000, or 1.56% of total assets, as of December 31, 2011. While nonperforming assets have increased compared to December 31, 2011, they are down $1,209,000 compared to June 30, 2012. Additionally, total criticized and classified loans have declined

$11,938,000 or 52% to $11,189,000 as compared to December 31, 2011. Per Bryan M. Lemley, Chief Financial Officer of both the Company and the Bank, “The decline in our nonperforming assets compared to the end of the second quarter combined with the significant decrease in total criticized and classified loans since year end signals that we are on the right path regarding the resolution of problem credits, which should lead to continued improved returns.”

As previously announced, the Company filed a Form 15 with the Securities and Exchange Commission to deregister the Company’s common stock under section 12(g) of the Securities Exchange Act of 1934, and intends to take further steps in 2013 to suspend its Exchange Act reporting obligations and exit the SEC reporting system. The Company expects the Section 12(g) deregistration and future suspension of reporting obligations will provide substantial cost savings.

Based on improved credit quality and earnings, the Company’s Board of Directors declared a cash dividend of $0.05 per share on October 9, 2012 payable November 2, 2012 to shareholders of record as of October 19, 2012. Anticipated cost savings from the Section 12(g) deregistration provided further justification for the action.

On July 9, 2012, the Bank opened a temporary location in the Town and Country Shopping Plaza in Altavista to replace the Vista Branch Office that was destroyed by fire on April 10, 2012. First National Bank’s Board of Directors has approved moving forward with rebuilding a permanent facility to replace the Vista Branch in order to better serve the Altavista community and the Bank’s clients. Construction of the new Vista Branch Office will begin in early November 2012.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, one branch in the Village of Rustburg, one branch on Timberlake Road and one branch on Wards Road in Campbell County, one branch in the City of Lynchburg and one branch in Bedford County at Forest. First National Bank is in its 104th year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding the credit quality of our asset portfolio in future periods, the expected losses of nonperforming loans in future periods, returns and capital accretion during future periods, the lowering of our cost of funds, the maintenance of our net interest margin, the continuation of improved returns, the cost savings related to the deregistration of our common stock, and future operating results and business performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, the effectiveness of management’s efforts to improve asset quality, returns, net interest margin and collections and control operating expenses, management’s efforts to minimize losses related to nonperforming loans, management’s efforts to lower our cost of funds, changes in: interest rates, general economic and business conditions, declining collateral values, especially real estate, the real estate market, the legislative/regulatory climate, including the effect that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area, actual savings related to the deregistration of our common stock and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(9/30/2012, 6/30/2012 and 9/30/2011 results unaudited)

(In thousands, except ratios, share and per share data)

Income Statement Highlights	3 Months Ended 9/30/2012	3 Months Ended 6/30/2012	3 Months Ended 9/30/2011
Interest Income	$3,877	$3,904	$4,172
Interest Expense	997	998	1,066
Net Interest Income	2,880	2,906	3,106
Provision for Loan Losses	174	467	309
Noninterest Income	857	935	858
Noninterest Expense	2,971	3,063	2,750
Net Income	399	212	608
Earnings Per Share (Basic and Diluted)	0.26	0.14	0.40

Income Statement Highlights	9 Months Ended 9/30/2012	Year Ended 12/31/2011	9 Months Ended 9/30/2011
Interest Income	$11,724	$16,517	$12,410
Interest Expense	2,996	4,426	3,400
Net Interest Income	8,728	12,091	9,010
Provision for Loan Losses	809	2,227	1,691
Noninterest Income	2,569	3,253	2,392
Noninterest Expense	8,873	11,544	8,493
Net Income	1,089	1,063	841
Earnings Per Share (Basic and Diluted)	0.72	0.71	0.56

Balance Sheet Highlights	9/30/2012	12/31/2011	9/30/2011
Cash and Cash Equivalents	$41,770	$37,547	$43,252
Total Loans	269,027	271,138	268,915
Total Securities	25,812	24,769	24,178
Total Assets	346,884	342,484	345,246
Total Deposits	313,747	310,393	313,900
Total Liabilities	318,695	315,537	317,650
Stockholders’ Equity	28,189	26,947	27,596
Shares Outstanding	1,507,589	1,496,589	1,496,589

Ratios and Stock Price	9/30/2012	12/31/2011	9/30/2011
Gross Loan-to-Deposit Ratio	85.75%	87.35%	85.67%
Net Interest Margin (Year-to-date)	3.56%	3.71%	3.74%
Liquidity	18.18%	17.33%	18.60%
Efficiency Ratio	78.58%	75.17%	74.42%
Return on Average Assets (ROA)	0.43%	0.31%	0.33%
Return on Average Equity (ROE)	5.27%	3.95%	4.17%
Leverage Ratio (Bank)	8.93%	8.56%	8.59%
Tier 1 Risk-based Capital Ratio (Bank)	10.90%	10.53%	10.56%
Total Capital Ratio (Bank)	12.15%	11.79%	11.81%
Stock Price	$8.02	$8.16	$6.85
Book Value	$18.70	$18.01	$18.43

Asset Quality Highlights	9/30/2012	12/31/2011	9/30/2011
Nonaccruing Loans	$4,392	$4,708	$5,440
Loans 90 Days or More Past Due and Accruing	183	3	0
Total Nonperforming Loans (Impaired Loans)	4,575	4,711	5,440
Other Real Estate Owned (OREO) (Foreclosed Assets)	1,927	645	743
Total Nonperforming Assets	6,502	5,356	6,183
Nonperforming Loans to Total Loans	1.70%	1.74%	2.02%
Nonperforming Assets to Total Assets	1.87%	1.56%	1.79%
Allowance for Loan Losses	$3,503	$4,015	$4,072
Allowance for Loan Losses to Total Loans	1.30%	1.48%	1.51%
Allowance for Loan Losses to Nonperforming Loans	76.57%	85.23%	74.85%

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882, bryanlemley@1stnatbk.com